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FOR RELEASE: Monday, March 14, 2011

PARK CITY GROUP ANNOUNCES FARM-TO-TABLE, NO-COST FOOD SAFETY TRACKING SYSTEM FOR RETAILERS

Retailers and Suppliers can protect their brands through
Park City Group’s Food Safety Global Registry

PARK CITY, UT — March 14, 2011  Now that the Food Safety Modernization Act (FSMA) is the law of the land, food retailers and the hundreds of thousands of suppliers in the global supply chain must work together, both to protect their brands and to remain in compliance with rapidly evolving regulations.  To facilitate this, Park City Group (NYSE Amex: PCYG) today introduced the Food Safety Global Registry TM, an internet-based solution, available to retailers at no cost, that enables all participants in the farm-to-table supply chain to easily manage tracking and traceability requirements as products move between trading partners.  Park City Group, building on viaLinkTM core technologies and over 16 years of industry experience, has a proven product synchronization technology for retailers and suppliers.  Significantly, the Registry is interoperable so that any supplier, regardless of internal system, can seamlessly communicate up and down its supply chain without installing new software or changing existing systems.

“Protecting consumers and your brand are paramount with the passage of the Food Safety Modernization Act,” said Randall K. Fields, Chairman and CEO of Park City Group.  “Park City Group’s Food Safety Global Registry enables organizations to rapidly identify problems and act more quickly than the current process permits.  With the tracking ability of the Registry, retailers and suppliers can minimize risk to their brand reputation, and help to reduce consumer exposure to tainted products by ensuring compliance with the rapidly evolving food safety regulations.”

The Food Safety Global Registry was developed in response to Park City Group customers’ requests for a low-cost food safety and compliance solution that would give them visibility beyond the legal requirements, said Fields.  He also noted that the industry in general, spurred by the new law and concerns about consumer confidence, is showing an increased focus and urgency on regulatory compliance and protecting its reputation around food safety.

As a single point of connection for thousands of participants in the food supply chain, including growers, packers, manufacturers and distributors, the Food Safety Global Registry solves the challenge of one-to-many information exchange.  Any user will gain the “one up, one back” visibility that the newly enacted FSMA requires.  The Food Safety Global Registry is fully interoperable and can easily interconnect with off-the-shelf or in-house developed systems and documents.  The Registry can accept or provide data in virtually any form – from SAP® to simple spreadsheets.

The industry’s attention to food safety compliance is growing given that the U.S. Food and Drug Administration is using the full extent of its existing legal authority in enforcement efforts, including employing the Park Doctrine, which confirms personal criminal liability for corporate executives and responsible officers.   Underscoring this important point, FDA Deputy Chief Counsel Eric M. Blumberg was quoted in The Philadelphia Inquirer on October 31, 2010 as saying: “I don’t know when, where, or how many cases will be brought, but if you are a corporate executive… I would not wait for the first case to decide now is the time to comply with the law. They won’t get a mulligan on their conduct.”

Park City Group’s Food Safety Global Registry automatically synchronizes information forward and backward between trading partners in the global supply chain, enabling them to meet the changing regulatory requirements of FSMA as well as the Bioterrorism Act of 2002 and the FDA.  Retailers or suppliers provide configuration data once and the one-to-many synchronization ability of the Registry translates future incoming data into any format required by trading partner participants in the supply chain.  The Registry provides compliance, supply chain visibility and greater efficiency without disruption or requiring participants to change any internal systems.  For more information about the Food Safety Global Registry, visit www.parkcitygroup.com/business-suite/food-safety or contact Park City Group at foodsafety@parkcitygroup.com.

About Park City Group

Park City Group (NYSE Amex: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it as well as providing food safety tracking information. The Company’s service increases customers’ sales and profitability while enabling lower inventory levels and ensuring regulatory compliance for both retailers and their suppliers.

Through a process known as Consumer Driven Sales OptimizationTM, Park City Group helps its customers turn information into cash and increased sales, using the largest scan based platform in the world. Scan based trading provides retail trading partners with a distinct competitive advantage through scan sales that provide store level visibility and set the supply chain in motion. And since it is scan based, it can be used in a Direct Store Delivery (DSD) or warehouse setting.

The Food Safety Global Registry TM provides food retailers and suppliers with a robust solution that will help them protect their brands and remain in compliance with rapidly evolving regulations in the recently passed Food Safety Modernization Act.  An internet-based technology, the Food Safety Global Registry, will enable all participants in the farm-to-table supply chain to easily manage tracking and traceability requirements as products move between trading partners.

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